CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

          We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Long-Term Incentive Plan (the "Plan") of Transocean Offshore Inc. (formerly Sonat Offshore Drilling Inc.) of our reports dated January 17, 1996, with respect to the consolidated financial statements of Sonat Offshore Drilling Inc. included in Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-09105) for the year ended December 31, 1995, and the related financial statement schedule incorporated by reference therein, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Experts" in the prospectus documents relating to the Plan.



                                  Ernst & Young LLP

Houston, Texas
September 19, 1996